Ethics and Business Conduct Policy

Under the direction of the Board of Directors of Freeport-McMoRan Copper & Gold Inc., it is the policy of the Company that its business activities in the United States and throughout the world are managed and operated in conformity with applicable law and the highest ethical standards.  The Board has also directed that all Personnel employed by or affiliated with the Company comply with this policy at all times.  (References to “the Company” include Freeport-McMoRan Copper & Gold Inc., its direct and indirect subsidiaries and their respective divisions, including PT Freeport Indonesia and Atlantic Copper, S.A.; references to “Personnel” include employees, officers, and directors of the Company; and references to “Personnel affiliated with the Company” include affiliated and unaffiliated service providers).

This Statement of Ethics and Business Conduct Policy summarizes some of the important principles that should afford guidance to Personnel in carrying out their responsibilities.  Both the Board of Directors and the Company’s management are determined to maintain the Company’s reputation for integrity and fairness in business dealings with others and in the communities where its offices and operations are located.  Departures from our standards will not be tolerated.  Individuals who violate the Ethics and Business Conduct Policy are subject to discharge or other appropriate disciplinary action.  All Personnel employed by or affiliated with the Company are therefore expected to be familiar with and to abide by this Policy.  To this end, all appropriate Personnel will be asked to provide an Annual Ethics and Business Conduct Certification.

Most of the standards articulated in the Policy are established by U.S. and other applicable laws.  Violations of these laws can expose the Company and the individuals involved to criminal and civil liability and to other serious consequences.  At the same time, in practice these principles can raise difficult issues in particular situations.  All Personnel are responsible for seeking guidance in the case of any doubt regarding the Policy’s application.  Any inquiries should be directed to the Company’s compliance officer, Dean T. Falgoust at (504) 582-4206.

Conflicts of Interest

It is the Company’s policy that its Personnel must avoid any investments, associations or other relationships that would interfere, or could appear to interfere, with their good judgment concerning the Company’s best interests.  A conflict situation can arise when Personnel take actions or have interests that may make it difficult to perform their work objectively and effectively.  Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

If such a situation arises, or an individual is unsure if a situation constitutes a conflict of interest, he or she must immediately report the circumstances of the situation to the Company’s compliance officer.  If the Company’s senior management determines that such circumstances constitute a conflict of interest, they must immediately report such conflict to the Audit Committee.

Corporate Opportunities

No employee, officer or director may:  (1) take for himself or herself personally opportunities that are discovered through the use of Company property, information or position; (2) use Company property, information or position for personal gain; or (3) compete with the Company.  All Personnel owe a duty to the Company to use their best efforts to advance its legitimate interests when the opportunity to do so arises.

Insider Trading

No employee, officer or director may trade in Company securities unless he or she does not possess material nonpublic information.  No employee, officer or director may disclose such information to others, including family members, who might use it for trading or pass it along to others who might trade.

“Material” information includes any information that would influence a reasonable investor to buy, sell or hold Company stock.  If a person learns or knows of information that would prompt anyone to want to buy or sell stock, chances are the information is material.  Generally, “nonpublic” information is information that has not been disclosed by means of a widely distributed press release.

The Company will periodically issue more detailed guidance and procedures to certain personnel that are subject to the Company’s window period recommendations with respect to transactions in Company securities.

Outside Business Activities

The Company endeavors to conduct its business operations with the highest degree of proficiency.  To that end, each of the Company’s officers, managers and employees is expected to devote virtually all of his or her business time to the Company’s business and to use his or her best efforts to perform faithfully and efficiently his or her duties to the Company.  Accordingly, each of the Company’s officers, managers and employees is expected to refrain from any outside employment or business activities that interfere with his or her ability to perform services and fulfill the responsibilities that the Company requires of him or her.

All employees will be judged by the same performance standards and will be subject to the Company’s scheduling demands regardless of any outside employment and business activities.

If the Company determines, in its sole discretion, that an officer, manager, or employee’s outside employment or business activities interfere with his or her ability to perform services and fulfill the responsibilities that the Company requires, the Company may ask the officer, manager, or employee to reduce or even terminate the outside employment or business activities if he or she wishes to remain employed by the Company.

Confidentiality

All information about the Company’s business and its plans that has not been disclosed to the public is a valuable asset that belongs to the Company.  All Personnel employed by and affiliated with the Company should maintain the confidentiality of information entrusted to them by the Company, its business partners, suppliers, customers or others related to the Company’s business.  Such information must not be disclosed to anyone, including friends and family members, except when disclosure is authorized by the Company or legally mandated.

Trade Secrets and Fair Dealing

All Personnel are prohibited from (1) misappropriating any form of confidential financial, business, or technical information, or any property, from any other person or company, or (2) receiving any such information or property from a person or company with knowledge or reason to know that such information or property is misappropriated or has otherwise been obtained without permission of the owner.  All Personnel should endeavor to deal fairly with the Company’s customers, suppliers, business partners, competitors and other employees.  Additionally, Personnel should not take advantage of any person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Protection and Proper Use of Company Assets

All Personnel should protect the Company’s property and assets and ensure their efficient and proper use.  Theft, carelessness and waste can directly impact the Company’s profitability, reputation and success.  All Company property and assets should be used for legitimate business purposes, and personal use of such property and assets without permission is strictly prohibited.

Financial Record Keeping

It is the Company’s policy that all of its books and records must fully and fairly reflect all receipts and expenditures.  No undisclosed or unrecorded funds of the Company shall be established for any purpose.  Attempts to create false or misleading records are forbidden, and no false or misleading entries shall be made in the Company’s books and records for any reason.  This policy covers not only expenses incurred or transactions undertaken by Personnel, but also expenses incurred by third parties (such as co-venturers, consultants, and agents) for which reimbursement is requested.

Improper Payments

No Personnel employed by or affiliated with the Company shall make, offer, promise or authorize any payment or use of any funds, assets or anything of value that is directly or indirectly for the benefit of any individual (including any government official), company or organization in the United States or any foreign country, and which is designed to secure, or is an award for securing in the past, any improper business advantage for the Company or any other person.  This policy applies regardless of whether the payment or use is lawful under the laws of a particular country.  The Company will periodically issue to all appropriate Personnel more detailed guidance and procedures regarding improper payments.

It is the Company’s policy that no payment, transfer, offer or promise of the Company’s funds, assets, or anything of value shall be made that is not properly authorized, properly accounted for and clearly and accurately identified on the Company’s books.  Furthermore, no payment or transfer of the Company’s funds or assets shall be made or approved with the intention or understanding that any part of such payment or transfer is to be used except as specified in the supporting documents.  Except as approved by authorized management, payments to third parties (other than petty cash) may not be made in cash, nor may they be paid to any account in a country otherwise unrelated to the payee’s business, or to any person other than the authorized payee.

Political Contributions

It is the Company’s policy not to contribute any funds to any candidate for political office, official of a political party, or committee or organization for the election of a particular candidate to any political office (federal, state or local) in the United States or in foreign countries.  Any requests or proposals for contributions to political parties by the Company, in the U.S. or abroad, are not subject to this general policy but raise legal issues.  Accordingly, all such requests or proposals should be submitted to the Company’s compliance officer who will arrange for necessary review and approval by senior management.  This policy does not prevent any Personnel in their individual capacity from rendering services to individual candidates, political committees or political parties where permitted by applicable laws, nor is it intended to discourage voluntary contributions by Personnel to such candidates, committees, or parties (as long as such contributions are rendered in a person’s individual capacity and not on behalf of the Company), including any Company-related political committee.  Also, this policy does not preclude the Company from establishing programs, permitted by applicable laws, under which it may make (1) contributions to any Company-related political committee so as to match, in whole or in part, a contribution voluntarily made to that committee by an eligible employee or other individual, (2) contributions to any state political committee sponsored by an industry or trade association of which the Company or any subsidiary is a member, or (3) other contributions permitted by law and specifically authorized by management.

Business Entertainment and Gifts

It is the Company’s policy that all solicitation of or dealings with suppliers, customers or others doing or seeking to do business with the Company shall be conducted solely on the basis that reflects both the Company’s best business interests and its high ethical standards.  Except in the case of U.S. or foreign government officials, officials of public international organizations, or employees of state-owned companies, the providing of common courtesies, entertainment, modest gifts and occasional meals for potential or actual suppliers, customers or others involved with aspects of the Company’s business in a manner appropriate to the business relationship and associated with business discussions is permitted, provided expenses in this connection are reasonable, authorized and consistent with applicable law.

The provision of business entertainment and gifts to U.S. and foreign government officials and officials of public international organizations, including employees of state-owned companies and private persons acting in an official capacity on behalf of the government, can raise serious issues under U.S. and local laws.  The payment by any Personnel employed by or affiliated with the Company of lavish or excessive gifts and entertainment expenses to or on behalf of such officials is prohibited.  Any gifts or entertainment must be modest, customary and must comport with all applicable U.S. and local laws, and the rules of any relevant organization, and be authorized pursuant to specific Company guidelines or procedures.  Personnel are encouraged to consult with the Company’s compliance officer or his designee with any questions.

Travel and Travel-Related Expenses

Site visits, offsite meetings and other transactions involving the payment or reimbursement by the Company of travel and travel-related expenses (including transportation, lodging, meals and incidental expenses) incurred by U.S. and foreign government officials and officials of public international organizations also can create issues under U.S. and local laws.  Any such expenses paid for or reimbursed must be genuine, reasonable, directly related to the business of the Company, allowed by U.S. or local law and be authorized pursuant to specific Company guidelines or procedures.  Payments for travel not related to a business purpose, including side trips primarily for pleasure, and payments for travel of spouses or other family members, raise issues requiring special attention and must be specifically authorized by the Company’s compliance officer or designee.

Dealings with Third Parties

Under U.S. law, the Company and its Personnel can be held liable for payments of money or anything of value to third parties (such as suppliers, sub-contractors, joint venture partners or agents) if such payments are made with the knowledge or with willful disregard of the likelihood that all or part of the payments will be used to make an improper payment to a foreign government official.  Personnel must be alert to, and must take steps to address, any “red flags” or facts that show a significant probability that such an improper pass-through will occur.  Dealings with relatives or close associates of foreign government officials require special attention.  All Personnel should follow Company procedures for addressing these issues in dealings with third parties, and should refer any questions or concerns to the Company’s compliance officer.

Facilitating Payments

Payments made to foreign government officials to secure routine governmental action (such as processing visas, providing mail delivery, or unloading cargo) do not necessarily violate this policy but may raise legal issues that must be evaluated carefully.  Such payments may be permitted pursuant to specific Company guidelines or procedures or upon specific authorization by the Company’s compliance officer or his designee if they do not involve discretionary action by an official, are customary and necessary, modest in amount, and are properly recorded in the Company’s records.

Acceptance of Payments

It is the Company’s policy that no Personnel employed by or affiliated with the Company shall, directly or indirectly, seek or accept any payments, fees, services or other gratuities (irrespective of size or amount) outside the normal course of such individual’s business duties from any other person, company or organization that does or seeks to do business with the Company.  Gifts of cash or cash equivalents of any amount are strictly prohibited.  The receipt of common courtesies, sales promotion items of small value, modest gifts, occasional meals and reasonable entertainment appropriate to a business relationship and associated with business discussions are regarded as not inconsistent with this Ethics and Business Conduct Policy.

Antitrust Laws

In general, the antitrust laws prohibit competitors (both actual and potential) from making any agreements restricting or limiting competition between themselves.  This prohibition applies whether the agreement is oral or written, explicit or implicit, formal or informal.  Thus, it makes no difference whether competitors enter into an unlawful agreement as a result of a board room meeting or as the result of spontaneous discussions on the golf course or in a restaurant.

Although the most well-known examples of illegal agreements involve price fixing or bid rigging, the antitrust laws prohibit agreements that allocate customers, territories or markets, agreements that regulate the volume of products sold or the terms of their sale, and agreements among purchasers that they will only purchase from sellers on specified terms.  Additionally, in certain circumstances, the antitrust laws prohibit competitors from agreeing to boycott or unreasonably refusing to deal with third parties.

Not only do the antitrust laws prohibit joint activities that restrain trade, they also prohibit companies from unilaterally acting to eliminate competitors through anti-competitive conduct.  Depending on the particular circumstances, the antitrust laws may reach such activities as below-cost pricing, price discrimination, tying the sale of one product with another, unnecessary acquisition of scarce supplies, and conduct that has the effect of unnecessarily raising a competitor’s costs.

Personnel who participate in a violation of the antitrust laws expose themselves and the Company to grave consequences.  Criminal penalties include substantial fines for the Company and imprisonment and fines for the individuals who performed or authorized the illegal activity.  A violation of the antitrust laws also exposes the Company and individual participants to civil lawsuits from the government, injured consumers and injured competitors.  These lawsuits are very costly and may result in fines, punitive damages, injunctions, consent decrees, and other penalties that can adversely affect the Company years into the future.

This discussion has not been an exhaustive statement of antitrust law but rather is designed to alert you to antitrust problems that you may face.  Personnel are encouraged to consult with the Company’s compliance officer or his designee with any questions.

Code of Ethics for Financial Officers

The honesty, integrity and sound judgment of the Chief Executive Officer, Chief Financial Officer, Controller-Financial Reporting (the principal accounting officer) and persons performing similar functions, are fundamental to the reputation and success of the Company.  To the best of their knowledge and ability, the Chief Executive Officer and those officers of the Company performing accounting, financial management or similar functions (“Financial Officers”) must:

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act with honesty and integrity, avoid actual or apparent conflicts of interest in personal and professional relationships, and fully disclose to the Board of Directors any material transaction or other relationship that reasonably could be expected to give rise to such a conflict,

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provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable,

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provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public communications made by the Company,

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comply with applicable laws, rules and regulations of federal, state, and local governments (both foreign and domestic) and other appropriate private and public regulatory agencies,

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act at all times, including but not limited to the matters specified herein, in good faith, with due care, competence and diligence, without misrepresenting material facts,

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proactively promote ethical and honest behavior within the Company, and

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assure responsible use of and control of all assets, resources and information of the Company.

Any Financial Officer that the Audit Committee of the Board of Directors determines has failed to comply fully with the points listed above will be deemed to have willfully failed to perform his or her duties, and shall be subject to termination for cause or other disciplinary action the Audit Committee of the Board of Directors determines to be appropriate.

Compliance with Other Laws, Rules and Regulations

The Company expects all Personnel to fully comply with all applicable laws, rules and regulations.  While such laws prescribe a minimum standard of conduct, this Ethics and Business Conduct Policy requires conduct that often exceeds the legal standard.

The Company has additional policies and procedures covering in detail compliance with specific legal requirements, such as the Company’s insider trading policies and the Company’s disclosure policies.  All Personnel are expected to be familiar and comply with these additional policies and procedures.

In the event of a conflict between applicable laws, or a conflict between applicable law and Company policies, Personnel should seek guidance from the compliance officer, and should generally follow the course of conduct that reflects the most stringent standard of behavior.

Administration and Waiver of this Policy

This Ethics and Business Conduct Policy will be administered under the direction of the Audit Committee of the Board of Directors.  Any requests for waivers of this Policy by employees should be submitted in writing to the compliance officer, c/o 1615 Poydras Street, New Orleans, Louisiana 70112.  Any waivers of this Policy for executive officers or directors will only be granted by the Audit Committee of the Board of Directors, must be in writing, and must be promptly disclosed to the Company’s stockholders on the Company’s website.

Reporting of Illegal or Unethical Behavior

If any Personnel employed by or affiliated with the Company observes or knows of possible or actual violations of this Policy, or has any questions about its meaning, intent and/or application, it is that individual’s responsibility to report such situations or pose any questions promptly to his or her  immediate supervisor.  If for any reason a person is not comfortable approaching his or her immediate supervisor, any one of the following avenues are also acceptable means of reporting illegal or unethical behavior:

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contact the Company’s compliance officer, Dean T. Falgoust, by phone (504-582-4206), e-mail (dean_falgoust@fmi.com), or mail (c/o 1615 Poydras Street, New Orleans, Louisiana 70112)

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contact Douglas N. Currault II, an attorney with Jones Walker, the law firm that serves as the Company’s outside legal counsel, by phone (504-582-8412), e-mail (dcurrault@joneswalker.com), or mail (c/o Jones Walker, 201 St. Charles Ave., Suite 5100, New Orleans, Louisiana 70170)

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send a note, with any relevant documents, by mail to Chairman, FCX Audit Committee, c/o P.O. Box 531742, New Orleans, Louisiana 70153, and mark the outside envelope “Confidential.”

All matters will be treated as strictly confidential, and also may be reported on an anonymous basis.  The Company will not allow retaliation in any form for any reports that are made in good faith.

Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company.  If any person has any concerns or complaints regarding any questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Chairman of the Audit Committee, c/o P.O. Box 531742, New Orleans, Louisiana 70153.

Annual Certification

The Company requires selected Personnel to complete and sign, annually, a certification designed to elicit information as to compliance with the policies and standards summarized above.  After review of these completed certifications, a report is made to the Audit Committee of the Board of Directors of Freeport-McMoRan Copper & Gold Inc.

Violations of any of the foregoing policies and standards can expose the Company and the individuals involved to potential criminal and civil liability and to lawsuits for damages or restitution.  Individuals who violate these policies are subject to discharge or other disciplinary action.

It is recognized that Personnel may have questions regarding the application of this Policy in particular situations.  All Personnel are responsible for seeking guidance in case of any doubt.  For this purpose, inquiries should be directed to the Company’s compliance officer, Dean T. Falgoust.